Exhibit 5.6

April ________, 2013

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Re:	7.250% Senior Notes due 2018

Ladies and Gentlemen:

We have served as special Oklahoma counsel to Laboratory Specialists of America, Inc., an Oklahoma corporation (“Laboratory Specialists of America”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Alere Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including Laboratory Specialists of America, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer (the “Exchange Offer”) to exchange the Company’s existing 7.250% Senior Notes due 2018 issued on December 11, 2012 (the “Old Notes”), together with the guarantees of the Old Notes by Laboratory Specialists of America and the other such subsidiaries, for up to $450.0 million aggregate principal amount of the Company’s 7.250% Senior Subordinated Notes due 2018 (the “New Notes”), together with the guarantees of the New Notes by Laboratory Specialists of America and the other such subsidiaries (the “Guarantees”).

In such capacity, we have reviewed photocopies of (a) that certain Indenture dated as of August 11, 2009 (the “Base Indenture”), by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by that certain Fifteenth Supplemental Indenture dated as of December 11, 2012, by and among the Company, as issuer, the guarantors named therein, and the Trustee (the “Fifteenth Supplemental Indenture”), and as further amended and supplemented by that certain Sixteenth Supplemental Indenture dated as of April 3, 2013 (the “Sixteenth Supplemental Indenture” and the Base Indenture, as amended and supplemented by the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture, the “Indenture”), (b) that certain Registration Rights Agreement dated as of December 11, 2012, by and among the Company, the guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, (c) the Certificate of Incorporation of Laboratory Specialists of America, as amended to the date hereof (the “Certificate of Incorporation”), (d) the Bylaws of Laboratory Specialists of America, as amended to the date hereof (the “Bylaws”), (e) a Certificate of Good

Standing dated April             , 2013, issued by the Secretary of State of the State of Oklahoma with respect to Laboratory Specialists of America, (f) a consent adopted by the Board of Directors of Laboratory Specialists of America on November 27, 2012, and (g) such other documents, corporate records and certificates of public officials and of officers and directors of Laboratory Specialists of America as we have deemed necessary in order to express the opinions set forth below.

A. Assumptions

For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions: (A-1) all natural persons who are involved on behalf of Laboratory Specialists of America have sufficient legal capacity to enter into and perform the transactions contemplated by the Indenture and the Registration Statement and the other agreements, instruments and documents delivered in connection therewith or to carry out their role in it; (A-2) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (A-3) each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete; and (A-4) there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to, or affecting any of, the parties to the transaction.

B. Opinions

Based on the foregoing assumptions and examinations and subject to the qualifications and exclusions stated below, we are of the opinion that:

B-1. Laboratory Specialists of America is validly existing as a corporation in good standing under the laws of the State of Oklahoma and Laboratory Specialists of America had the requisite corporate power and authority to execute and to deliver the Supplemental Indenture at the time of such execution and such delivery and had and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its Guarantee therein).

B-2. The execution and delivery by Laboratory Specialists of America of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture and the performance by Laboratory Specialists of America of its obligations under the Indenture and the Guarantee provided by Laboratory Specialists of America have been duly authorized by all requisite corporate action on the part of Laboratory Specialists of America.

B-3 Each of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture has been duly executed and delivered by Laboratory Specialists of America.

B-4 The execution and delivery by Laboratory Specialists of America of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture and the performance by Laboratory Specialists of America of its obligations under the Indenture (including under its Guarantee therein) do not and will not violate the Certificate of Incorporation or the Bylaws.

C. Qualifications, Limitations and Exclusions

The opinions set forth herein are subject to the following qualifications, limitations and exclusions:

C-1. Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Oklahoma.

C-2. We express no opinion with respect to any document other than those portions of the Indenture to which Laboratory Specialists of America is bound and express no opinion as to the binding effect, the enforceability or the validity of any document.

C-3. We express no opinion with respect to the accuracy, the completeness or the sufficiency of any information contained in any filings with the Commission or any state securities regulatory agency, including the Registration Statement.

This opinion letter is limited to the opinions expressed herein and we express no opinion beyond the opinions expressly stated herein.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

The opinions set forth herein are rendered to you in connection with the Registration Statement and such opinions may be relied upon by your counsel Foley Hoag, LLP in connection with its provision of certain legal opinions. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Respectfully submitted, Crowe & Dunlevy, A Professional Corporation

By:
Roger A. Stong